Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER 2012 RESULTS

Organic Growth Drives Solid Top Line and Bottom Line Performance

LINCOLN, Nebraska (November 6, 2012) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter 2012.

•	Net new sales of $4.7 million
•	Revenue up 15% to $21.4 million
•	Operating income of $5.6 million, up 35%
•	Net income up 35% to $3.6 million
•	Diluted earnings per share of $0.51, up 31%

Commenting on the company’s quarterly performance, Michael D. Hays, chief executive officer of National Research Corporation, said, “I’m pleased to report that expanded relationships with current clients, equally matched by signing new clients in the third quarter, continues the all-organic top-line growth trend we have been experiencing from the beginning of the year.”

Revenue for the quarter ended September 30, 2012, was $21.4 million, compared to $18.5 million for the same quarter in 2011.  Net income for the quarter ended September 30, 2012, was $3.6 million, or $0.53 per basic share and $0.51 per diluted share, compared to $2.6 million for the second quarter 2011, or $0.40 per basic share and $0.39 per diluted share.

Kevin Karas, chief financial officer of National Research Corporation, said, “Thirty-five percent growth in net income on 15% revenue growth in the quarter, clearly illustrates the attractiveness of the company’s business model.  Our total contract value, which was $91.7 million as of September 30, 2012, continues to build and additional opportunities for leverage are being realized.”

NRCI Announces Third Quarter 2012 Results

November 6, 2012

In closing, the company’s Board of Directors announced it has declared a regular quarterly dividend of twenty-six cents ($0.26) per share and a special one-time dividend of one dollar and fifty cents ($1.50) per share both payable Tuesday, December 18, 2012, to shareholders of record as of the close of business on Friday, November 16, 2012.

A listen-only simulcast of National Research Corporation’s 2012 third quarter conference call will be available online at www.earnings.com on November 7, 2012, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

For more than 31 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

-END-

NRCI Announces Third Quarter 2012 Results

November 6, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$21,386	$18,549	$64,425	$56,655

Operating expenses:
Direct	$8,769	7,471	26,333	21,489
Selling, general and administrative	5,821	5,572	17,541	17,651
Depreciation and amortization	1,149	1,312	3,606	3,790
Total operating expenses	15,739	14,355	47,480	42,930

Operating income	5,647	4,194	16,945	13,725

Other income (expense), net:
Interest income	8	4	20	8
Interest expense	(134)	(155)	(416)	(480)
Other, net	(29)	74	(16)	55

Total other expense, net	(155)	(77)	(412)	(417)

Income before income taxes	5,492	4,117	16,533	13,308
Provision for income taxes	1,915	1,470	5,168	4,876

Net income	$3,577	$2,647	$11,365	$8,432
Net income per share, basic	$0.53	$0.40	$1.68	$1.26
Net income per share, diluted	$0.51	$0.39	$1.64	$1.23

Weighted average shares outstanding:
Basic	6,791	6,679	6,754	6,666
Diluted	6,961	6,850	6,941	6,845

-END-

NRCI Announces Third Quarter 2012 Results

November 6, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Sep. 30, 2012	Dec. 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$15,026	$8,082
Accounts receivable, net	14,206	11,187
Income taxes receivable	90	--
Other current assets	3,129	2,868
Total current assets	32,451	22,137

Net property and equipment	12,907	13,613
Goodwill	57,839	57,730
Other, net	6,232	7,196

Total Assets	$109,429	$100,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,305	$2,302
Deferred revenue	17,527	16,500
Accrued compensation	3,779	3,591
Income taxes payable	--	145
Notes payable	13,076	1,861
Total current liabilities	37,687	24,399

Non-current liabilities	7,673	20,723

Total Liabilities	45,360	45,122

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,278,491 in 2012 and 8,117,849 in 2011; outstanding 6,824,355 in 2012 and 6,724,280 in 2011	8	8
Additional paid-in capital	35,880	31,080
Retained earnings	53,061	46,995
Accumulated other comprehensive income	1,267	907
Treasury stock	(26,147)	(23,436)
Total shareholders’ equity	64,069	55,554
Total liabilities and shareholders’ equity	$109,429	$100,676

-END-